Exhibit 99.3

24/7 Real Media

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA NAMES JONATHAN K. HSU CHIEF FINANCIAL OFFICER

NEW YORK — January 12, 2004 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today announced that Jonathan K. Hsu has been promoted to Chief Financial Officer.  Mr. Hsu has been with 24/7 Real Media since March 2000, serving as Senior Vice President, Corporate Development and Strategic Planning.

He will report to Chairman and CEO David J. Moore.  Norman Blashka, who, as CFO, led financial affairs for the Company and one of its predecessor organizations since September 1999, is stepping down to pursue other opportunities.  Mr. Blashka will remain with the Company on a consulting basis during a transition period.

As Senior Vice President, Corporate Development and Strategic Planning, Mr. Hsu led 24/7 Real Media’s global corporate development team, responsible for strategic planning, mergers and acquisitions, operational budgeting, and investor relations, while reporting to Mr. Blashka.

Prior to joining 24/7 Real Media, Mr. Hsu was a senior associate with JP Morgan Securities, specializing in global mergers and acquisitions.  He also was a partner of a venture capital firm, American Lead Ventures, as well as a founder of a multimedia publishing company.

Mr. Hsu graduated from the Wharton School of Business at the University of Pennsylvania with a Master’s Degree in Business Administration.  He holds an undergraduate degree from Harvard University in Economics.

Chairman and CEO David J. Moore of 24/7 Real Media said, “Jonathan has done an outstanding job for us over the years and is well-equipped to assume the responsibility of CFO, given his thorough knowledge of our financial operations and strategic direction.  Norman Blashka served admirably as CFO during a difficult period when all Internet companies struggled against adverse economic conditions. Norman is an accomplished start-up and turnaround specialist, and he joined the company with the mandate to lead restructuring efforts during the economic downturn. He has successfully accomplished that mission, raising over $30 million and leaving the company in strong financial condition. We wish him well in his future endeavors.”

As Chief Financial Officer, Mr. Hsu will be responsible for all accounting matters, financial reporting, financial planning and analysis, corporate development activities, and investor relations.

Norman Blashka said, “Completing the turnaround at 24/7 Real Media has been an immensely fulfilling experience.  The Company is now uniquely well positioned to be a leader in the rebounding Internet Advertising sector.  I have worked closely with Jonathan for nearly four years, and I have the utmost confidence that he is well-prepared to carry the Company forward.”

About 24/7 Real Media, Inc.
24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology.  With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue.  Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives.  The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.

Caution concerning forward-looking statements:
This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of January 12, 2004.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations	Media Relations
Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
Telephone: 212-888-0044	Telephone: 212-888-0044
Email: tnguyen@sternco.com	Email: sfroelich@sternco.com

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